Exhibit 99.1

European Wax Center, Inc. Reports Fourth Quarter and Fiscal Year 2024 Results

Issues fiscal 2025 outlook

Fiscal Year 2024 versus 2023

•
Net new centers increased 2.2% to 1,067 total centers in 45 states
•
System-wide sales of $951.0 million decreased 0.4% and increased 1.2% on a 52-week basis
•
Total revenue of $216.9 million decreased 1.9% and was flat on a 52-week basis
•
Same-store sales increased 0.2%
•
GAAP net income of $14.7 million increased 21.9%
•
Adjusted Net Income of $25.6 million increased 15.2%
•
Adjusted EBITDA of $75.5 million decreased 0.7%

Plano, TX, March 11, 2025- Today, European Wax Center, Inc. (NASDAQ: EWCZ), the leading franchisor and operator of out-of-home waxing services in the United States, reports financial results for the 13 and 52 weeks ended January 4, 2025 as compared to the 14 and 53 weeks ended January 6, 2024.

Chris Morris, Chairman and CEO of European Wax Center, Inc. stated, “We ended fiscal 2024 on a solid note, delivering fourth quarter results in line with our expectations thanks to the loyalty of our core guests and strong semiannual Wax Pass promotional period. In my first nine weeks as CEO, I have immersed myself in the business by engaging with our key stakeholders. We have a unique and powerful business model underpinned by talented associates and passionate franchisees who continue to voice their commitment to our long-term growth potential. As a result, I am even more optimistic about the future for European Wax Center.”

Mr. Morris continued, “As previously shared, we expect 2025 to be a transitional year for the brand. Based on our comprehensive network evaluation and the impact of recent pressure on four-wall profitability, we estimate that franchisees will open 10 to 12 centers and close 40 to 60 in fiscal 2025. I am still finalizing our long-term strategic plan, but we have already made substantial progress identifying key near-term priorities and moving with urgency to execute against them. I am confident that when we develop a robust, data-rich marketing engine to drive traffic, cultivate a more effective, service-based support infrastructure for franchisees, and implement a more sophisticated development approach focused on thoughtful, profitable expansion, we will deliver superior four-wall economics, reignite our growth and drive long-term value for franchisees, associates and shareholders.”

Results for the Fourth Quarter of Fiscal 2024 versus Fiscal 2023

•
Franchisees opened 10 and closed 7 centers. We ended the quarter with 1,067 centers, representing a 2.2% increase versus 1,044 centers in the prior year period.
•
System-wide sales of $229.3 million decreased 5.1% from $241.7 million in the prior year period, which contained 14 weeks. Excluding the $15.0 million impact of the 53rd week in fiscal 2023, system-wide sales increased 1.1% driven by increased spend by guests at existing centers and net new centers opened over the past twelve months.
•
Total revenue of $49.7 million decreased 11.7% from $56.3 million in the prior year period, which contained 14 weeks. Excluding the $4.2 million impact of the 53rd week in fiscal 2023, Adjusted Total Revenue decreased 4.6%.
•
Same-store sales increased 0.7% on a thirteen-week basis.

•
Selling, general and administrative expenses (“SG&A”) of $14.8 million increased 8.2% from $13.7 million in the prior year period. SG&A as a percent of total revenue increased 540 basis points to 29.8% from 24.4% driven by an adjustment to franchise tax expense recognized in fiscal 2024.
•
Interest expense, net of $6.4 million decreased from $6.6 million in the prior year period, primarily driven by an increase in interest income from the Company’s short-term investments.
•
Income tax benefit was $1.6 million compared to expense of $2.2 million in the prior year period. The decrease in income tax expense was primarily driven by lower state income taxes in fiscal 2024.
•
Net income of $3.1 million decreased 13.1% from $3.5 million, and Adjusted Net Income of $8.1 million increased 37.0% from $5.9 million in the prior year period. Net income margin decreased 10 basis points to 6.2% from 6.3%.
•
Adjusted EBITDA of $19.0 million decreased 1.6% from $19.3 million in the prior year period. Adjusted EBITDA margin increased 390 basis points to 38.1% from 34.2%.
•
The Company repurchased approximately 1.6 million shares of its Class A Common Stock during the period for $10.0 million, bringing cumulative repurchases under the Company’s current $50 million authorization to $40.1 million.

Annual Results for Fiscal 2024 versus Fiscal 2023

•
Franchisees opened 43 and closed 20 centers in fiscal 2024.
•
System-wide sales of $951.0 million decreased 0.4% from $955.0 million in the prior year, which contained 53 weeks. Excluding the $15.0 million impact of the 53rd week in fiscal 2023, system-wide sales increased 1.2% increased spend by guests at existing centers and net new centers opened over the past twelve months.
•
Total revenue of $216.9 million decreased 1.9% from $221.0 million in the prior year, which contained 53 weeks. Excluding the $4.2 million impact of the 53rd week in fiscal 2023, Adjusted Total Revenue increased $0.1 million.
•
Same-store sales increased 0.2% on a fifty-two-week basis.
•
SG&A of $58.7 million decreased 1.3% from $59.5 million in the prior year. SG&A as a percent of total revenue increased 20 basis points to 27.1% from 26.9% driven by the estimated impact of the 53rd week of fiscal 2023.
•
Interest expense, net of $25.5 million decreased from $26.7 million in the prior year, primarily driven by increased interest income.
•
Income tax expense was $2.2 million compared to $6.2 million. The effective tax rate decreased to 13.0% from 33.8% in the prior year, primarily driven by lower state income taxes in fiscal 2024.
•
Net income of $14.7 million increased 21.9% from $12.0 million, and Adjusted Net Income of $25.6 million increased 15.2% from $22.2 million in the prior year. Net income margin increased 140 basis points to 6.8% from 5.4%.
•
Adjusted EBITDA of $75.5 million decreased 0.7% from $76.0 million in the prior year. Adjusted EBITDA margin increased 40 basis points to 34.8% from 34.4%.

Balance Sheet and Cash Flow

The Company ended the year with $49.7 million in cash and cash equivalents, $6.5 million in restricted cash, $390.0 million in borrowings outstanding under its senior secured notes and no outstanding borrowings under its revolving credit facility. Net cash provided by operating activities totaled $16.6 million during the quarter and $56.5 million in fiscal 2024.

Fiscal 2025 Financial Outlook

The Company provides the following financial outlook for fiscal year 2025:

Fiscal 2025 Outlook
System-Wide Sales	$940 million to $960 million
Total Revenue	$210 million to $214 million
Same-Store Sales	0.0% to 2.0%
Adjusted Net Income(1)	$16 million to $18 million
Adjusted EBITDA	$69 million to $71 million

——————————————

(1) Adjusted Net Income outlook assumes an effective tax rate of approximately 23% for fiscal 2025 computed by applying our estimated blended statutory tax rate and incorporating the effect of nondeductible and other rate impacting adjustments.

Fiscal 2025 Net New Center Outlook

The Company currently estimates that franchisees will open 10 to 12 new centers and close 40 to 60 centers, translating to 28 to 50 net center closings in fiscal 2025. The Company expects 6 to 7 net center closings during the first quarter. As of March 11, 2025, 2 centers have opened and 5 have closed in fiscal 2025.

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Webcast and Conference Call Information

European Wax Center, Inc. will host a conference call to discuss fourth quarter and fiscal 2024 results today, March 11, 2025, at 8:00 a.m. ET/7:00 a.m. CT. To access the conference call dial-in information, analysts should click here to register online at least 15 minutes before the start of the call. All other participants are asked to access the earnings webcast via https://investors.waxcenter.com. A replay of the webcast will be available two hours after the call and archived on the same web page for one year.

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is the leading franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. Its network, which includes more than 1,000 centers in 45 states, generated sales of $951 million in fiscal 2024. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to European Wax Center, Inc.’s strategy, outlook and growth prospects, its operational and financial outlook for fiscal 2025, expected center openings and closures, its capital allocation strategy, including the share repurchase program and its long-term targets and algorithm, including but not limited to statements under the headings “Fiscal 2025 Financial Outlook” and “Fiscal 2025 Net New Center Outlook” and statements by European Wax Center’s chief executive officer. Words including “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “likely,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or, in each case, the negative thereof or other variations thereon or comparable terminology are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on current expectations and beliefs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the operational and financial results of its franchisees; the ability of its franchisees to enter new markets, select appropriate sites for new centers or open new centers; the effectiveness of the Company’s marketing and advertising programs and the active participation of franchisees in enhancing the value of its brand; the failure of its franchisees to participate in and comply with its agreements, business model and policies; the Company’s and its franchisees’ ability to attract and retain guests; the effect of social media on the Company’s reputation; the Company’s ability to compete with other industry participants and respond to market trends and changes in consumer preferences; the effect of the Company’s planned growth on its management, employees, information systems and internal controls; the Company’s ability to retain of effectively respond to a loss of key executives; a significant failure, interruptions or security breach of the Company’s computer systems or information technology; the Company and its franchisees’ ability to attract, train, and retain talented wax specialists and managers; changes in the availability or cost of labor; the Company’s ability to retain its franchisees and to maintain the quality of existing franchisees; failure of the Company’s franchisees to implement business development plans; the ability of the Company’s limited key suppliers, including international suppliers, and distribution centers to deliver its products; changes in supply costs and decreases in the Company’s product sourcing revenue; the Company’s ability to adequately protect its intellectual property; the Company’s substantial indebtedness; the impact of paying some of the Company’s pre-IPO owners for certain tax benefits it may claim; changes in general economic and business conditions; the Company’s and its franchisees’ ability to comply with existing and future health, employment and other governmental regulations; complaints or litigation that may adversely affect the Company’s business and reputation; the seasonality of the Company’s business resulting in fluctuations in its results of operations; the impact of global crises on the Company’s operations and financial performance; the impact of inflation and rising interest rates on the Company’s business; the Company’s access to sources of liquidity and capital to finance its continued operations and growth strategy and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 6, 2024 filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Investors Relations section of the Company’s website at www.waxcenter.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including Adjusted Total Revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Net Leverage Ratio. Management believes these non-GAAP financial measures are useful because they enable management, investors, and others to assess the operating performance of the Company.

We define Adjusted Total Revenue as total revenue excluding the impact of the 53rd week in our fiscal year. We believe that removing the impact of this additional week allows for better comparability between the periods such that each period presented contains the same number of weeks. We estimated the impact of the 53rd week using actual total revenue for the 53rd week.

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business.

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs and other one-time expenses and/or gains.

We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

We define Adjusted Net Income (Loss) as net income (loss) adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, debt extinguishment costs, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs and other one-time expenses and/or gains.

We define Net Leverage Ratio as the total principal balance of our outstanding debt (“total debt”) less cash and cash equivalents, then divided by Adjusted EBITDA for the trailing twelve months.

Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release. This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Net Income. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA and Adjusted Net Income (Loss) to the most directly comparable GAAP measure because the Company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Glossary of Terms for Our Key Business Metrics

System-Wide Sales. System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in our network, including both franchisee-owned and corporate-owned centers. While we do not record franchised center sales as revenue, our royalty revenue is calculated based on a percentage of franchised center sales, which are 6.0% of sales, net of retail product sales, as defined in the franchise agreement. This measure allows us to better assess changes in our royalty revenue, our overall center performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by net new center openings as well as increases in same-store sales.

Same-Store Sales. Same-store sales reflect the change in sales over a comparable 52-week period year over year from services performed and retail sales for the same-store base. We define the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. This measure highlights the performance of existing centers, while excluding the impact of new center openings and closures. We review same-store sales for corporate-owned centers as well as franchisee-owned centers. Same-store sales growth is driven by increases in the number of transactions and average transaction size.

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	January 4, 2025	January 6, 2024
ASSETS
Current assets:
Cash and cash equivalents	$49,725	$52,735
Restricted cash	6,469	6,493
Accounts receivable, net	7,283	9,250
Inventory, net	19,070	20,767
Prepaid expenses and other current assets	5,292	6,252
Total current assets	87,839	95,497
Property and equipment, net	2,313	2,284
Operating lease right-of-use assets	3,313	4,012
Intangible assets, net	432,160	451,495
Goodwill	39,112	39,112
Deferred income taxes	140,315	138,623
Other non-current assets	2,015	3,094
Total assets	$707,067	$734,117
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$17,354	$17,966
Long-term debt, current portion	4,000	4,000
Tax receivable agreement liability, current portion	9,353	9,363
Deferred revenue, current portion	4,149	5,261
Operating lease liabilities, current portion	1,255	1,232
Total current liabilities	36,111	37,822
Long-term debt, net	373,246	372,000
Tax receivable agreement liability, net of current portion	194,917	197,273
Deferred revenue, net of current portion	5,836	6,615
Operating lease liabilities, net of current portion	2,318	3,158
Deferred tax liability	738	—
Other long-term liabilities	2,309	2,246
Total liabilities	615,475	619,114
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, none issued and outstanding as of January 4, 2025 and January 6, 2024, respectively)	—	—
Class A common stock ($0.00001 par value, 600,000,000 shares authorized, 51,713,132 and 51,261,001 shares issued and 43,323,183 and 48,476,981 outstanding as of January 4, 2025 and January 6, 2024, respectively)	—	—
Class B common stock ($0.00001 par value, 60,000,000 shares authorized, 12,005,172 and 12,278,876 shares issued and outstanding as of January 4, 2025 and January 6, 2024, respectively)	—	—
Treasury stock, at cost, 8,389,949 and 2,784,020 shares of Class A common stock as of January 4, 2025 and January 6, 2024, respectively	(80,148)	(40,000)
Additional paid-in capital	244,611	232,902
Accumulated deficit	(100,416)	(110,878)
Total stockholders’ equity attributable to European Wax Center, Inc.	64,047	82,024
Noncontrolling interests	27,545	32,979
Total stockholders’ equity	91,592	115,003
Total liabilities and stockholders’ equity	$707,067	$734,117

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	For the Thirteen Weeks Ended	For the Fourteen Weeks Ended	For the Years Ended
	January 4, 2025	January 6, 2024	January 4, 2025	January 6, 2024
REVENUE
Product sales	$26,348	$31,812	$121,453	$125,269
Royalty fees	12,780	13,509	53,094	53,352
Marketing fees	7,330	7,626	30,171	29,994
Other revenue	3,283	3,378	12,198	12,409
Total revenue	49,741	56,325	216,916	221,024
OPERATING EXPENSES
Cost of revenue	12,762	15,559	57,313	62,637
Selling, general and administrative	14,845	13,716	58,696	59,485
Advertising	4,276	9,277	32,949	33,869
Depreciation and amortization	5,033	5,116	20,279	20,548
(Gain) loss on disposal of assets and non-cancellable contracts	—	7	(2)	7
Gain on sale of centers	—	—	(81)	—
Total operating expenses	36,916	43,675	169,154	176,546
Income from operations	12,825	12,650	47,762	44,478
Interest expense, net	6,449	6,591	25,492	26,686
Other (income) expense	4,864	344	5,399	(412)
Income before income taxes	1,512	5,715	16,871	18,204
Income tax (benefit) expense	(1,561)	2,179	2,190	6,160
NET INCOME	$3,073	$3,536	$14,681	$12,044
Less: net income attributable to noncontrolling interests	1,105	1,106	4,219	3,340
NET INCOME ATTRIBUTABLE TO EUROPEAN WAX CENTER, INC.	$1,968	$2,430	$10,462	$8,704

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Years Ended
	January 4, 2025	January 6, 2024
Cash flows from operating activities:
Net income	$14,681	$12,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,279	20,548
Amortization of deferred financing costs	5,590	5,417
Provision for inventory obsolescence	259	(63)
Provision for bad debts	570	129
Loss on disposal of property and equipment	3	11
Gain on sale of centers	(81)	—
Deferred income taxes	2,334	5,547
Remeasurement of tax receivable agreement liability	5,399	(512)
Equity-based compensation	5,150	10,988
Changes in assets and liabilities:
Accounts receivable	1,327	(2,701)
Inventory, net	1,418	2,313
Prepaid expenses and other assets	2,800	1,213
Accounts payable and accrued liabilities	(417)	529
Deferred revenue	(1,704)	891
Other long-term liabilities	(1,102)	(752)
Net cash provided by operating activities	56,506	55,602
Cash flows from investing activities:
Purchases of property and equipment	(521)	(785)
Cash received for sale of center	135	—
Net cash used in investing activities	(386)	(785)
Cash flows from financing activities:
Principal payments on long-term debt	(4,000)	(4,000)
Distributions to EWC Ventures LLC members	(4,313)	(3,398)
Repurchase of Class A common stock	(40,148)	(29,920)
Taxes on vested restricted stock units paid by withholding shares	(557)	(537)
Dividend equivalents to holders of EWC Ventures units	(789)	(2,849)
Payments pursuant to tax receivable agreement	(9,347)	(5,679)
Net cash used in financing activities	(59,154)	(46,383)
Net (decrease) increase in cash, cash equivalents and restricted cash	(3,034)	8,434
Cash, cash equivalents and restricted cash, beginning of period	59,228	50,794
Cash, cash equivalents and restricted cash, end of period	$56,194	$59,228
Supplemental cash flow information:
Cash paid for interest	$21,894	$22,244
Cash paid for income taxes	$498	$860
Non-cash investing activities:
Property purchases included in accounts payable and accrued liabilities	$593	$—
Property purchases included in additional paid-in capital	$116	$—
Right-of-use assets obtained in exchange for operating lease obligations	$592	$368

Reconciliation of Total Revenue to Adjusted Total Revenue:

	For the Thirteen Weeks Ended	For the Fourteen Weeks Ended	For the Years Ended
	January 4, 2025	January 6, 2024	January 4, 2025	January 6, 2024
(in thousands)
Total revenue	$49,741	$56,325	$216,916	$221,024
Impact of additional week in fiscal period	—	(4,191)	—	(4,191)
Adjusted Total Revenue	$49,741	$52,134	$216,916	$216,833

Reconciliation of Net Income to Adjusted Net Income:

	For the Thirteen Weeks Ended	For the Fourteen Weeks Ended	For the Years Ended
	January 4, 2025	January 6, 2024	January 4, 2025	January 6, 2024
(in thousands)
Net income	$3,073	$3,536	$14,681	$12,044
Share-based compensation(1)	945	1,499	5,150	10,988
Remeasurement of tax receivable agreement liability (2)	4,864	344	5,399	(412)
Gain on sale of center (3)	—	—	(81)	—
Gain from legal judgment proceeds (4)	15	—	(724)	—
Executive severance(5)	—	—	1,548	—
Reorganization costs (6)	140	—	630	—
Terminated debt offering costs(7)	(3)	—	941	—
Tax effect of adjustments to net income (8)	(916)	546	(1,930)	(389)
Adjusted Net Income	$8,118	$5,925	$25,614	$22,231

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the collection of cash proceeds from a legal judgment.

(5) Represents cash severance paid or payable to our former chief executive and commercial officers.

(6) Represents employee cash severance paid or payable to employees and costs related to the Company's return-to-office mandate such as retention bonuses, relocation assistance and preparation of the Company's corporate office.

(7) Represents costs related to a debt offering the Company was previously evaluating and subsequently decided to terminate.

(8) Represents the income tax impact of non-GAAP adjustments computed by applying our estimated blended statutory tax rate to our share of the identified items and incorporating the effect of nondeductible and other rate impacting adjustments.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	For the Thirteen Weeks Ended	For the Fourteen Weeks Ended	For the Years Ended
	January 4, 2025	January 6, 2024	January 4, 2025	January 6, 2024
(in thousands)
Net income	$3,073	$3,536	$14,681	$12,044
Interest expense, net	6,449	6,591	25,492	26,686
Income tax (benefit) expense	(1,561)	2,179	2,190	6,160
Depreciation and amortization	5,033	5,116	20,279	20,548
EBITDA	$12,994	$17,422	$62,642	$65,438
Share-based compensation(1)	945	1,499	5,150	10,988
Remeasurement of tax receivable agreement liability (2)	4,864	344	5,399	(412)
Gain on sale of center (3)	—	—	(81)	—
Gain from legal judgment proceeds (4)	15	—	(724)	—
Executive severance(5)	—	—	1,548	—
Reorganization costs (6)	140	—	630	—
Terminated debt offering costs(7)	(3)	—	941	—
Adjusted EBITDA	$18,955	$19,265	$75,505	$76,014
Net income margin	6.2%	6.3%	6.8%	5.4%
Adjusted EBITDA margin	38.1%	34.2%	34.8%	34.4%

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the collection of cash proceeds from a legal judgment.

(5) Represents cash severance paid or payable to our former chief executive and commercial officers.

(6) Represents employee cash severance paid or payable to employees and costs related to the Company's return-to-office mandate such as retention bonuses, relocation assistance and preparation of the Company's corporate office.

(7) Represents costs related to a debt offering the Company was previously evaluating and subsequently decided to terminate.

Reconciliation of Total Debt to Net Leverage Ratio:

	For the Years Ended
	January 4, 2025		January 6, 2024
(in thousands)
Total debt	$390,000		$394,000
Less: Cash and cash equivalents	(49,725)		(52,735)
Net Debt	$340,275		$341,265
Adjusted EBITDA	75,505		76,014
Net Leverage Ratio	4.5	x	4.5	x

Investor Contact

European Wax Center, Inc.

Bethany Johns

Bethany.Johns@myewc.com

469-270-6888

Media Contact

Zeno Group

Sophia Tortorella

sophia.tortorella@zenogroup.com

312-752-6851